Exhibit 99.1

ULTA BEAUTY ANNOUNCES SECOND QUARTER FISCAL 2026 RESULTS AND RAISES FISCAL 2026 GUIDANCE

●	Net sales increased 8.9%
●	Comparable sales increased 3.8%
●	Operating income increased 10.1%
●	Diluted EPS increased 13.3% to $6.55
●	Stock repurchase plan for fiscal 2026 increased to $1.8 billion from $1.5 billion

Bolingbrook, IL – August 27, 2026 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced consolidated financial results for the thirteen-week period (“second quarter”) ended August 1, 2026, compared to the same period ended August 2, 2025.

	13 Weeks Ended
	August 1,	August 2,
(Dollars in millions, except per share data)	2026	2025
Net sales	$3,035.7	$2,788.5
Comparable sales	3.8%	6.7%
Gross profit (as a percentage of net sales)	39.1%	39.2%
Selling, general and administrative expenses	$802.8	$741.7
Operating income growth	10.1%	4.8%
Diluted earnings per share	$6.55	$5.78

“Our team delivered another impressive quarter of strong sales, profit, and earnings growth, demonstrating that we are executing with discipline and translating our Ulta Beauty Unleashed strategy into tangible benefits for our guests,” said Kecia Steelman, president and chief executive officer. “We continue to strengthen our position as the ultimate beauty discovery destination, leveraging our unique understanding of our guests to drive excitement and growth through compelling innovation, value, experiences, and convenience.”

Steelman continued, “With our strong first-half performance, we have raised our financial guidance for the year, reflecting our confidence in our strategic priorities and our ability to drive profitable growth and long-term value for all stakeholders in a dynamic environment."

Second Quarter of Fiscal 2026 Compared to Second Quarter of Fiscal 2025

●	Net sales increased 8.9% to $3.0 billion, primarily due to increased comparable sales, the acquisition of Space NK, and sales from new stores.
●	Comparable sales increased 3.8%.

●	Gross profit increased 8.7% to $1.2 billion. As a percentage of net sales, gross profit decreased to 39.1% compared to 39.2%, primarily due to the impact of the Space NK business mix.
●	Selling, general and administrative (SG&A) expenses increased 8.2% to $802.8 million, primarily due to the acquisition of Space NK. As a percentage of net sales, SG&A expenses decreased to 26.4% compared to 26.6%.
●	Operating income increased 10.1% to $379.6 million. As a percentage of net sales, operating income was 12.5% compared to 12.4%.
●	Diluted earnings per share increased 13.3% to $6.55.

Balance Sheet and Capital Deployment

Cash and cash equivalents at the end of the second quarter of fiscal 2026 were $158.5 million. Short-term investments at the end of the second quarter of fiscal 2026 were $55.0 million. Short-term debt at the end of the second quarter of fiscal 2026 was $339.6 million, primarily to support working capital needs and ongoing capital allocation priorities, including share repurchases.

Merchandise inventories, net at the end of the second quarter of fiscal 2026 were $2.4 billion, remaining flat compared to the prior year primarily due to improved inventory management, partially offset by inventory to support new brand launches and the addition of new stores.

During the first six months of fiscal 2026, the Company invested $139.5 million in capital expenditures to support new stores, relocations, remodels, and investments in information technology.

Stock repurchases are a core part of the Company’s capital allocation strategy. During the first six months of fiscal 2026, the Company repurchased 1.4 million shares of its common stock at a cost of $791.1 million, excluding excise taxes. As of August 1, 2026, $1.0 billion remained available under the current $3.0 billion share repurchase program announced in October 2024. The Company now expects to utilize the remaining $1.0 billion available under the current share repurchase authorization by the end of fiscal 2026.

Fiscal 2026 Outlook

Based on current estimates, the Company has updated its outlook for fiscal 2026:

	Prior Fiscal 2026 Outlook	Updated Fiscal 2026 Outlook
Net sales growth	6% to 7%	6.7% to 7.2%
Comparable sales growth	2.5% to 3.5%	3.2% to 3.7%
Operating income growth	6.5% to 9%	8.3% to 9.3%
Diluted earnings per share	$28.36 to $28.80	$28.70 to $29.00
Capital expenditures	$400 million to $450 million	no change

Conference Call Information

A conference call to discuss second quarter of fiscal 2026 results is scheduled for today, August 27, 2026, at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. During the conference call, a related presentation will be webcast live. Investors and analysts who are interested in participating in the call are invited to register for the live event at https://q2-2026-ulta-beauty-earnings-conference-call.open-exchange.net/.

A copy of the presentation and a replay of the webcast will be available and archived for a limited time on the company's Investor Relations website at https://www.ulta.com/investor.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest specialty beauty retailer in the U.S. and a leading destination for cosmetics, fragrance, skin care, hair care, wellness, and salon services. Since opening its first store in 1990, Ulta Beauty has grown to more than 1,500 stores across the U.S. and redefined beauty retail by bringing together All Things Beauty. All in One Place®. With an expansive product assortment, professional salon services, and its beloved Ulta Beauty Rewards loyalty program, the company delivers seamless, personalized experiences across stores, Ulta.com, and the Ulta Beauty App – where the possibilities are truly beautiful. Ulta Beauty is also expanding its presence internationally through its subsidiary, Space NK, a luxury beauty retailer operating in the U.K. and Ireland, its joint venture in Mexico, and its franchise in the Middle East. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. These forward-looking statements are included throughout this press release, and relate to matters such as our industry, business strategy, goals, and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity, share repurchases, and capital resources and other financial and operating information. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies,” or other comparable words.

Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates, and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies, or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks, uncertainties, assumptions, and changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that our expectations, beliefs, and projections will result or be achieved. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control. We believe that these factors include but are not limited to those described under Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended January 31, 2026, as such risk factors may be updated from time to time in our periodic filings with the U.S. Securities and Exchange Commission (“SEC”), and are accessible on the SEC's website at www.sec.gov.

Any forward-looking statements made by us in this press release speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Kiley Rawlins, CFA

Senior Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Natalie Navarre

Vice President, Public Relations & Social Marketing

nnavarre@ulta.com

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	August 1,		August 2,
	2026		2025
	(Unaudited)		(Unaudited)
Net sales	$3,035,676	100.0%	$2,788,469	100.0%
Cost of sales	1,848,724	60.9%	1,696,773	60.8%
Gross profit	1,186,952	39.1%	1,091,696	39.2%

Selling, general and administrative expenses	802,784	26.4%	741,737	26.6%
Pre-opening expenses	4,527	0.1%	5,105	0.2%
Operating income	379,641	12.5%	344,854	12.4%
Interest expense (income), net	3,684	0.1%	(1,413)	(0.1%)
Income before income taxes and equity net loss of affiliate	375,957	12.4%	346,267	12.4%
Income tax expense	91,878	3.0%	84,795	3.0%
Income before equity net loss of affiliate	284,079	9.4%	261,472	9.4%
Equity net loss of affiliate	2,073	0.1%	597	0.0%
Net income	$282,006	9.3%	$260,875	9.4%

Net income per common share:
Basic	$6.57		$5.80
Diluted	$6.55		$5.78

Weighted average common shares outstanding:
Basic	42,955		44,955
Diluted	43,062		45,112

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	26 Weeks Ended
	August 1,		August 2,
	2026		2025
	(Unaudited)
Net sales	$6,199,533	100.0%	$5,636,836	100.0%
Cost of sales	3,744,961	60.4%	3,430,921	60.9%
Gross profit	2,454,572	39.6%	2,205,915	39.1%

Selling, general and administrative expenses	1,617,483	26.1%	1,452,350	25.8%
Pre-opening expenses	9,192	0.1%	6,934	0.1%
Operating income	827,897	13.4%	746,631	13.2%
Interest expense (income), net	3,032	0.0%	(4,960)	(0.1%)
Income before income taxes and equity net loss of affiliate	824,865	13.3%	751,591	13.3%
Income tax expense	198,738	3.2%	184,439	3.3%
Income before equity net loss of affiliate	626,127	10.1%	567,152	10.1%
Equity net loss of affiliate	3,652	0.1%	1,225	0.0%
Net income	$622,475	10.0%	$565,927	10.0%

Net income per common share:
Basic	$14.35		$12.53
Diluted	$14.31		$12.49

Weighted average common shares outstanding:
Basic	43,368		45,158
Diluted	43,513		45,297

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	August 1,	January 31,	August 2,
	2026	2026	2025
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$158,451	$424,243	$242,745
Short-term investments	55,000	70,000	—
Receivables, net	249,295	296,217	224,412
Merchandise inventories, net	2,406,733	2,181,127	2,407,051
Prepaid expenses and other current assets	163,467	169,361	165,963
Prepaid income taxes	35,572	3,198	28,877
Total current assets	3,068,518	3,144,146	3,069,048

Property and equipment, net	1,414,258	1,434,062	1,332,503
Operating lease assets	1,877,965	1,813,074	1,682,151
Goodwill	223,146	226,421	392,606
Other intangible assets, net	200,200	203,288	5,466
Deferred compensation plan assets	56,828	53,391	50,550
Other long-term assets	123,035	124,912	98,324
Total assets	$6,963,950	$6,999,294	$6,630,648

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$646,200	$685,887	$708,655
Accrued liabilities	440,435	551,380	460,232
Deferred revenue	542,417	582,378	460,187
Current operating lease liabilities	312,648	306,671	282,593
Accrued income taxes	—	35,739	—
Short-term debt	339,578	62,287	289,101
Total current liabilities	2,281,278	2,224,342	2,200,768

Non-current operating lease liabilities	1,871,805	1,813,103	1,716,133
Deferred income taxes	99,404	98,766	49,158
Other long-term liabilities	67,722	59,632	60,729
Total liabilities	4,320,209	4,195,843	4,026,788

Commitments and contingencies

Total stockholders’ equity	2,643,741	2,803,451	2,603,860
Total liabilities and stockholders’ equity	$6,963,950	$6,999,294	$6,630,648

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	August 1,	August 2,
	2026	2025
	(Unaudited)	(Unaudited)
Operating activities
Net income	$622,475	$565,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	162,724	143,198
Non-cash lease expense	178,326	183,528
Deferred income taxes	1,524	2,232
Stock-based compensation expense	21,063	20,338
Loss on disposal of property and equipment	8,404	4,689
Equity net loss of affiliate	3,652	1,225
Change in operating assets and liabilities:
Receivables	47,127	(198)
Merchandise inventories	(226,791)	(366,091)
Prepaid expenses and other current assets	5,645	(21,657)
Income taxes	(68,104)	(70,406)
Accounts payable	(47,328)	98,115
Accrued liabilities	(120,902)	(3,881)
Deferred revenue	(39,821)	(44,418)
Operating lease liabilities	(178,756)	(180,316)
Other assets and liabilities	12,352	(15,742)
Net cash provided by operating activities	381,590	316,543

Investing activities
Proceeds from short-term investments	15,000	—
Capital expenditures	(139,534)	(155,988)
Acquisitions, net of cash acquired	—	(386,793)
Other investments	(9,446)	(17,130)
Net cash used in investing activities	(133,980)	(559,911)

Financing activities
Borrowings from short-term debt	1,358,274	593,641
Payments on short-term debt	(1,080,032)	(333,100)
Repurchase of common shares	(793,183)	(479,242)
Stock options exercised	12,904	14,851
Purchase of treasury shares	(10,876)	(13,238)
Net cash used in financing activities	(512,913)	(217,088)

Effect of exchange rate changes on cash and cash equivalents	(489)	—
Net decrease in cash and cash equivalents	(265,792)	(460,456)
Cash and cash equivalents at beginning of period	424,243	703,201
Cash and cash equivalents at end of period	$158,451	$242,745

Exhibit 5

Ulta Beauty, Inc.

Store Update (Company-Operated)

The following table presents store activities during the second quarter of fiscal 2026:

	United States	International	Total
Opened	14	1	15
Closed	1	—	1
Net	13	1	14

Relocated	2	1	3
Remodeled	7	—	7

The following table presents store activities during the first six months of fiscal 2026:

	United States	International	Total
Opened	32	2	34
Closed	3	—	3
Net	29	2	31

Relocated	3	2	5
Remodeled	7	—	7

The following table presents the number of stores owned (total gross square footage of 16.1 million) at the end of the second quarter of fiscal 2026:

	United States	International	Total
Number of stores	1,534	88	1,622

Exhibit 6

Ulta Beauty, Inc.

Consolidated Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	August 1,	August 2,
	2026	2025
Cosmetics	37%	38%
Skincare and wellness	24%	25%
Haircare	20%	19%
Fragrance	13%	12%
Services	4%	4%
Other	2%	2%
	100%	100%

	26 Weeks Ended
	August 1,	August 2,
	2026	2025
Cosmetics	38%	39%
Skincare and wellness	24%	25%
Haircare	19%	19%
Fragrance	13%	11%
Services	4%	4%
Other	2%	2%
	100%	100%